Exhibit 10.53
November 3, 2004

ASYST TECHNOLOGIES, INC.
CHANGE-IN-CONTROL AGREEMENT

     THIS CHANGE-IN-CONTROL AGREEMENT (this “Agreement”), made and entered into as of November 3, 2004 (the “Effective Date”), by and between Asyst Technologies, Inc., a California corporation (“Asyst”), and Robert J. Nikl (the “Executive”).

     WHEREAS, Asyst considers it essential to foster the continued employment of key management personnel and recognizes the distraction and disruption that the possibility of a Change in Control (as defined in Section 1(e) below) may raise, to the detriment of Asyst and its stockholders; and

     WHEREAS, Asyst has determined to take appropriate steps to reinforce and encourage the continued attention and dedication of key management personnel to their assigned duties in the face of a possible Change in Control;

     NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, Asyst and the Executive hereby agree as follows:

     1. DEFINITIONS.

          (a) “Base Salary” shall mean the annualized base salary of the Executive at the time of termination of his employment, within the application of this Agreement.

          (b) “Beneficiary” shall mean (i) the person or persons named by the Executive, by written notice to Asyst, to receive any compensation or benefit payable under this Agreement, or (ii) in the event of his death, if no such person is named and survives the Executive, his estate.

          (c) “Board” shall mean the Board of Directors of Asyst, acting in such capacity.

          (d) “Cause” shall mean any of the following, occurring during the term of the Executive’s employment or employment relationship with Asyst:

               (i) the Executive’s conviction in a court of law of, or guilty plea, no contest plea or no lo contendere please to, a felony charge;

               (ii) willful, substantial and continued failure by the Executive to perform the duties of his position after receiving notice of the same;

               (iii) willful engagement by the Executive in conduct that is demonstrably, materially and economically injurious to Asyst; or

               (iv) gross negligence by the Executive during the performance of the duties of his position resulting in demonstrable, material and economic injury to Asyst.

          (e) “Change in Control” shall mean any of the following, occurring during the term of the Executive’s employment or employment relationship with Asyst:

               (i) an acquisition by an individual, an entity or a group (excluding Asyst, an employee benefit plan of Asyst, or a corporation controlled by Asyst’s stockholders) of 30 percent or more of Asyst’s then-outstanding common stock or voting securities;

               (ii) a change in composition of the Board occurring within a rolling two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors (“Incumbent Directors” shall mean directors who either (x) are members of the Board as of the Effective Date or (y) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but shall not include an individual not otherwise an Incumbent Director whose election or nomination is in connection with an actual or threatened proxy contest (relating to the election of directors to the Board)); or

               (iii) consummation of a complete liquidation or dissolution of Asyst, or a merger, consolidation or sale of all or substantially all of Asyst’s then-existing assets (collectively, a “Business Combination”), other than a Business Combination (x) in which the stockholders of Asyst immediately prior to the Business Combination receive 50 percent or more of the voting stock resulting from the Business Combination, (y) at least a majority of the board of directors of the corporation resulting from the Business Combination were Incumbent Directors and (z) after which no individual, entity or group (excluding any corporation resulting from the Business Combination or any employee benefit plan of such corporation or of Asyst) owns 30 percent or more of the stock of the corporation resulting from the Business Combination who did not own such stock immediately before the Business Combination.

          (f) “Disability” shall mean the illness or other mental or physical disability of the Executive, as determined by a physician acceptable to Asyst and the Executive, resulting in his failure (i) to perform substantially the material duties of his position for a period of six or more consecutive months, or an aggregate of nine months in any 12-month period, and (ii) to return to the performance of his duties within 30 days after receiving written notice of termination.

          (g) “Good Reason” shall mean, without the Executive’s prior written consent or his acquiescence:

               (i) assignment to the Executive of duties incompatible with his position, failure to maintain him in this position and its reporting relationship, or a substantial diminution in the nature of his authority or responsibilities;

               (ii) reduction in his then-current Base Salary or in the bonus or incentive compensation opportunities or benefits coverage available during the term of this Agreement, except pursuant to an across-the-board reduction similarly affecting all senior executives of Asyst;

               (iii) termination of the Executive’s employment, for any reason other than Cause, death, Disability or voluntary termination, within two years following a Change in Control;

               (iv) within two years following a Change in Control, relocation of the Executive’s principal place of business to a location more than 30 miles from the location of such office on the date of this Agreement; or

               (v) Asyst’s failure to pay the Executive any material amounts otherwise vested and due him hereunder or under any plan, program or policy of Asyst.

     2. TERM OF AGREEMENT.

          This Agreement shall be effective immediately as of the Effective Date, and shall remain in effect until the earliest to occur of (a) termination of the Executive’s employment with Asyst following a Change in Control (i) by reason of death or Disability, (ii) by Asyst for Cause, or (iii) by the Executive other than for Good Reason; (b) two years after the date of a Change in Control; or (c) two years after the effective date, provided that a Change in Control has not occurred within such two-year period.

     3. ENTITLEMENT UPON TERMINATION BY ASYST WITHOUT CAUSE OR BY THE EXECUTIVE FOR GOOD REASON WITHIN TWO YEARS FOLLOWING A CHANGE IN CONTROL.

     In the event of termination of the Executive’s employment within two years following a Change in Control (a) by Asyst without Cause or (b) by the Executive for Good Reason, he shall be entitled to the following (such amounts to be paid to the Executive in a cash lump sum within 30 business days after termination):

          (a) General Entitlement:

               (i) his Base Salary through the date of termination, but not yet paid to him;

               (ii) payment in lieu of any unused vacation, in accordance with Asyst’s vacation policy and applicable laws;

               (iii) any annual or discretionary bonus earned but not yet paid to him for any completed fiscal year prior to the fiscal year in which his termination occurs;

               (iv) any compensation under any deferred compensation plan of Asyst or deferred compensation agreement with Asyst then in effect (subject to the terms and conditions of such plan);

               (v) any other compensation or benefits, including without limitation any benefits under long-term incentive compensation plans, any benefits under equity grants and awards and employee benefits under plans that have vested through the date of termination, or to which he may then be entitled, in accordance with the applicable terms of each grant, award or plan; and

               (vi) reimbursement of any business expenses reasonably and properly incurred by the Executive through the date of termination, but not yet paid to him.

          (b) Change-in-Control Entitlement:

               (i) two times the sum of (A) his Base Salary, at the rate in effect immediately before such termination, and (B) an amount equal to the average of his annual bonuses actually paid by Asyst to the Executive during the three completed fiscal years prior to the year in which termination occurs;

               (ii) continuing coverage under the life, disability, accident, health, dental and vision insurance programs covering senior executives of Asyst generally, as from time to time in effect, to the extent permitted under COBRA coverage or the terms of other such programs, for the two-year period from such termination, or, if earlier, through such date as he becomes eligible for substantially similar coverage under the employee benefit plans of a new employer; and

               (iii) immediate and unconditional vesting of any unvested stock options and stock grants previously awarded to the Executive and, for the one-year period following termination, the right to exercise the all such stock options, grants and awards vested as of the termination of employment.

          (c) Determination of Amount of Payment. In the event that any payments or other benefits received or to be received by the Executive pursuant to this Agreement (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 3(c), be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, in accordance with this Section 3(c), such Payments shall be reduced to the maximum amount that would result in no portion of the payments being subject to the Excise Tax, but only if and to the extent that such a reduction would result in the Executive’s receipt of Payments that are greater than the net amount that he would receive hereunder (after application of the Excise Tax) if no reduction were made.

          The amount of required reduction, if any, shall be the smallest amount so that the Executive’s net proceeds with respect to the Payments (after taking into account payment of any Excise Tax) shall be maximized, as determined by him. The Executive’s reasonable determination of any required reduction pursuant to this Section 3(c) shall be conclusive and binding upon Asyst. Asyst shall reduce Payments in accordance with this Section 3(c) only upon written notice from the Executive indicating the amount of such reduction, if any. If the Internal Revenue Service (the “IRS”) determines that a Payment is subject to the Excise Tax, then the following paragraph shall apply.

          Notwithstanding any reduction described in the immediately preceding paragraph (or in the absence of any such reduction), if the IRS determines that the Executive is liable for the Excise Tax as a result of the receipt of Payments, then he shall be obligated to pay back to Asyst, within 30 days after final IRS determination, an amount of the Payments equal to the “Repayment Amount.” The Repayment Amount shall be the smallest such amount, if any, as shall be required to be paid to Asyst so that the Executive’s net proceeds with respect to the Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on the Payments. If the Excise Tax is not eliminated pursuant to this paragraph, the Executive shall pay the Excise Tax.

          (d) Release. Asyst may require, as a condition of receiving the foregoing Change-in-Control payment or other Payment under subsection (b) or (c) above, that the Executive execute in conjunction with his termination a general release substantially in the form annexed hereto as Exhibit A (subject to such reasonable changes as may be required by circumstances or changes in applicable law as are necessary to give effect to the same), which upon execution shall be deemed incorporated herein by reference as a material part of this Agreement.

     4. NO MITIGATION.

          Asyst agrees that if the Executive’s employment with Asyst terminates, he shall not be obligated to seek other employment or to attempt to reduce any amount payable to him under this Agreement. Further, no amount of any payment hereunder shall be reduced by any compensation earned by the Executive as the result of employment by a subsequent employer or otherwise.

     5. NOTICES.

          Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, electronic transmission (with a copy following by hand or by overnight courier), by registered or certified mail, postage prepaid, return receipt requested or by overnight courier addressed to the other party. All notices shall be addressed as follows, or to such other address or addresses as may be substituted by notice in writing:

To Asyst :	To the Executive:
Asyst Technologies, Inc.
General Counsel
48761 Kato Road
Fremont, CA 94538
Fax: (510) 661-5624

     6. GENERAL PROVISIONS.

          (a) Amendments. No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be agreed to in writing and signed by the Executive and by the Compensation Committee of the Board.

          (b) Severability. If any provision of this Agreement shall be determined to be invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

          (c) Partial Invalidity. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

          (d) Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of California, without reference to rules relating to conflicts of law.

          (e) Inconsistencies. The terms of this Agreement supersede any inconsistent prior promises, policies, representations, understandings, arrangements or agreements between the parties, whether by employment contract or otherwise.

          (f) Survival. Notwithstanding the termination of the term of this Agreement, the duties and obligations of Asyst, if any, following the termination of the Executive’s employment following a Change in Control shall survive indefinitely.

          (g) Withholding. Asyst may deduct and withhold from any payments hereunder the amount that Asyst, in its reasonable judgment, is required to deduct and withhold for any federal, state or local income or employment taxes.

          (h) No Other Compensation; Employee at Will. Except and to the extent specifically provided in Section 3 above, no amount or benefit shall be due or payable to the Executive, and no obligation or liability due or owing by Asyst, under this Agreement or otherwise in respect of termination of his employment (at any time or within two years following a Change in Control). This Agreement shall not be construed as creating an express or implied contract of employment and, except and to the extent specifically otherwise agreed in writing between the Executive and Asyst, the Executive is and shall remain an “employee at will” and shall not have any right or expectation (reasonable or otherwise) to be retained or continue in the employ of Asyst.

          (i) Arbitration. Any right or benefit, or obligation or liability, granted or arising under this Agreement, and any other dispute between the Executive and Asyst arising from or relating to the Executive’s employment or termination of employment, shall be subject to and resolved exclusively by binding non-appealable arbitration. The terms and conditions of the Agreement to Arbitrate Disputes and Claims shall govern such arbitration (in the event entered between the parties, and as amended from time to time), be binding on the Executive and Asyst and shall be deemed incorporated herein by reference as a material part of this Agreement. Neither the Executive nor Asyst shall be liable to, or entitled to recover from, the other, for any claim, cause or action, suit or proceeding relating to any right or obligation hereunder, any incidental, special, consequential or exemplary damages of any kind, including punitive damages (and the arbitrator will be without jurisdiction to award such damages). The arbitrator also will not have authority to award attorneys’ fees or costs to either party, unless a statute at issue which is the basis for the dispute expressly authorizes the award of attorneys’ fees or costs to the prevailing party. In this instance, the arbitrator shall have the authority to make an award of only of reasonable attorneys’ fees and costs to the prevailing party, and to the extent and in the manner permitted by the applicable statute. However, any award of fees and costs will be limited to the amount of reasonable fees and costs actually incurred and which bear a reasonable relation to the prevailing party’s actual recovery.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ASYST TECHNOLOGIES, INC.
By:	/s/ Steve Debenham 1/10/05
	Name:	Steve Debenham
	Title:	VP, General Counsel & Secretary

EXECUTIVE
/s/ Robert J. Nikl
Executive